Exhibit 99.1

PRESS RELEASE	Corporate Headquarters 100 N. Sepulveda Blvd. Suite 1050 El Segundo, CA 90245 www.cbre.com

FOR IMMEDIATE RELEASE

For further information: Kenneth Kay Sr. Executive Vice President and Chief Financial Officer 310.606.4706	Steve Iaco Sr. Managing Director of Corporate Communications 212.984.6535	Shelley Young Director of Investor Relations 212.984.8359

CB RICHARD ELLIS GROUP, INC. ANNOUNCES EARNINGS PER SHARE UP
60% FOR THIRD QUARTER OF 2006

Los Angeles, CA – October 25, 2006 — CB Richard Ellis Group, Inc. (NYSE:CBG) today reported revenue for the third quarter ended September 30, 2006 of $903.9 million, up 21.5% over the third quarter of 2005, and diluted earnings per share of $0.39 for the third quarter ended September 30, 2006, compared with $0.25 for the same quarter last year. Excluding one-time charges(1), third quarter 2006 diluted earnings per share was $0.40, an increase of 60.0% from the $0.25 earned in the third quarter of 2005.

Third Quarter Highlights

For the third quarter of 2006, the Company generated revenue of $903.9 million, up 21.5% over the $744.2 million posted in the third quarter of 2005. The Company reported net income of $92.3 million, or $0.39 per diluted share, in the third quarter of 2006 compared with net income of $56.9 million, or $0.25 per diluted share, in the third quarter of 2005.

Excluding one-time items, the Company would have earned net income(2) of $94.5 million, or $0.40 per diluted share, in the third quarter of 2006, an increase of 64.4% and 60.0%, respectively, compared with net income of $57.5 million, or $0.25 per diluted share, in the third quarter of 2005.

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)(3) totaled $163.5 million for the third quarter of 2006, an increase of $52.3 million, or 47.0%, from the same quarter last year.

The Company’s third quarter results continue to reflect strong performance across virtually all business lines and geographies, as well as contributions from acquisitions. Of the 21.5% revenue growth, approximately two-thirds was due to organic growth and one-third was attributable to acquisitions completed in 2005 and 2006. The double-digit organic growth was fueled by notably improved leasing activity in most major markets as well as increased revenue in the appraisal/valuation, mortgage brokerage, property and facilities management and investment management operations. This marks the 16th straight quarter of double-digit year-over-year organic revenue growth.

Nine-Month Results

Revenue was $2.4 billion for the nine months ended September 30, 2006, up $465.6 million, or 23.8%, compared to the same period last year. Approximately two-thirds of the improvement was due to organic growth, while acquisitions completed in 2005 and 2006 drove the remainder of the revenue increase. The Company reported net income of $193.5 million, or $0.83 per diluted share, for the nine months ended September 30, 2006 compared to net income of $121.9 million, or $0.53 per diluted share, in the same period last year.

Excluding one-time items, the Company would have earned net income of $213.8 million, or $0.91 per diluted share, for the nine months ended September 30, 2006, up 64.4% and 59.6%, respectively, over net income of $130.0 million, or $0.57 per diluted share, for the nine months ended September 30, 2005.

EBITDA was $393.1 million for the nine months ended September 30, 2006, up $125.2 million or 46.7% compared to the same period last year.

Management’s Commentary

“Our business continues to perform very well in all our major geographies around the world,” said Brett White, CB Richard Ellis’ president and chief executive officer. “Our premier brand, global platform and client-service focus have enhanced our capture of market share and have positioned us to benefit significantly from the generally strong commercial real estate markets around the world. We are assisting many companies in the expansion of their operations due to continuing economic growth, and rental rates are rising as vacancy rates decline. As discussed previously, the buoyancy of the leasing market more than offset the expected pullback in investment sales activity. Overall, our business remains very strong as we approach year-end, traditionally our busiest time of the year.”

Third-Quarter Segment Highlights

Americas Region

Third quarter revenue for the Americas region, including the U.S., Canada, Mexico and Latin America, increased 13.2% to $584.7 million, compared with $516.7 million for the third quarter of 2005. This largely organic revenue increase was mainly attributable to a continued improving leasing trend as well as higher mortgage brokerage, appraisal/valuation and property and facilities management fees.

Operating income for the Americas region totaled $87.9 million for the third quarter of 2006, compared with $64.5 million for the third quarter of 2005. Excluding the impact of one-time items, operating income for the Americas region would have been $90.6 million for the third quarter of 2006, an increase of $24.9 million, or 37.9%, as compared to $65.7 million for the third quarter of last year. The Americas region’s EBITDA totaled $101.3 million for the third quarter of 2006, an increase of $26.2 million, or 34.9%, from last year’s third quarter.

EMEA Region

Revenue for the EMEA region, mainly consisting of operations in Europe, increased 29.3% to $193.3 million for the third quarter of 2006, compared with $149.6 million for the third quarter of 2005. Organic revenue growth accounted for nearly half of this increase, with the remainder coming from acquisitions completed in 2005 and 2006. Operating income for the EMEA segment totaled $35.1 million for the third quarter of 2006, compared with $26.7 million for the same period last year. Excluding the impact of one-time items, operating income for the EMEA region would have been $35.5 million for the third quarter of 2006, an increase of $8.7 million, or 32.2%, from the third quarter of last year. EBITDA for the EMEA region totaled $38.7 million for the third quarter of 2006, an increase of $9.8 million, or 34.0%, from last year’s third quarter. These improvements were primarily driven by significantly higher sales and leasing activities as well as higher appraisal/valuation revenues.

Asia Pacific Region

In the Asia Pacific region, which includes operations in Asia, Australia and New Zealand, revenue totaled $84.5 million for the third quarter of 2006, a 91.6% increase from $44.1 million for the third quarter of 2005. The Company’s acquisition of a majority stake in its Japanese affiliate IKOMA CB Richard Ellis KK in January 2006 accounted for just over half of the revenue increase, with the remainder primarily coming from organic growth throughout the region. Operating income for the Asia Pacific segment totaled $5.0 million for the third quarter of 2006, compared with $5.9 million for the same period last year. EBITDA for the Asia Pacific segment totaled $8.3 million for the third quarter of 2006, an increase of $1.9 million, or 30.0%, from last year’s third quarter. Integration activities related to IKOMA and investment in growth in China have impacted margins in the Asia Pacific segment; however the Company expects that operating income and EBITDA will rise upon full integration of IKOMA and as the benefits from investment spending in China are realized.

Global Investment Management Business

In the Global Investment Management segment, which consists of investment management operations in the U.S., Europe and Asia, revenue totaled $41.4 million for the third quarter of 2006, a 22.1% increase from the $33.9 million recorded in the third quarter of 2005. This increase was mainly due to carried interest revenue earned in the U.S. as a result of the liquidation of a fund. Assets under management grew to $25.0 billion as of the end of the third quarter, up $7.7 billion, or 44.5%, from year-end 2005.

This segment reported operating income of $10.9 million for the third quarter of 2006, compared with an operating loss of $1.2 million for the same period last year. EBITDA for this segment totaled $15.2 million for the third quarter of 2006, an increase of $14.3 million from last year’s third quarter. The improved performance was mainly attributable to $13.5 million of revenue from a fund liquidating (carried interest revenue) in the third quarter as well as $3.8 million of lower incentive compensation expense recognized for dedicated executives and team leaders associated with this segment’s carried interest programs.

For the nine months ended September 30, 2006, the Company recorded a total of $22.8 million of incentive compensation expense related to carried interest revenue, only $2.0 million of which pertained to revenue recognized during the nine months ended September 30, 2006 with the remainder relating to future periods’ revenue. Revenues associated with these expenses cannot be recognized until certain financial hurdles are met. The Company expects that it will recognize income from funds liquidating in future quarters that will more than offset accrued incentive compensation expense recognized. The Global Investment Management segment did not incur any one-time costs in the current or prior year quarter.

Other Business Highlights

The Company’s mortgage brokerage business continues to post steady gains in loan origination volume. For the first nine months of 2006, total volume increased 14.6% to $14.2 billion. The Company is benefiting from a continued strong appetite for debt financing as well as increased referrals from other CB Richard Ellis business lines.

The Company continued to post significant growth in its outsourcing services directed to institutional and corporate customers. Net growth in the U.S. Asset Services portfolio improved by 200% with a net gain of 43 million square feet in the first nine months of 2006, compared with a 14 million square foot increase for the same period in 2005. The Company also was awarded significant new outsourcing assignments from corporate clients, including Wachovia, WPP Group, Cintas, The Hartford, TIAA-CREF and RBC Dain Rauscher, totaling in the aggregate approximately 39 million square feet globally.

Guidance

The Company is increasing its full year guidance for 2006. CB Richard Ellis expects to generate full year diluted earnings per share growth of approximately 45%, excluding one-time charges, as compared to 2005 performance.

The Company’s third-quarter earnings conference call will be held on Thursday, October 26, 2006 at 10:30 a.m. EDT. A live webcast will be accessible through the Investor Relations section of the Company’s Web site at www.cbre.com.

The direct dial-in number for the conference call is 800-230-1096 (in the U.S.) and 612-234-9959 (for international callers). A replay of the call will be available beginning at 2:00 p.m. EDT through midnight November 10, 2006. The dial-in number for the replay is 800-475-6701 (in the U.S.) and 320-365-3844 (for international callers). The access code for the replay is 845537. A transcript of the call will be available on the Company’s Investor Relations Web site.

About CB Richard Ellis

CB Richard Ellis Group, Inc. (NYSE:CBG), a FORTUNE 1000 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2005 revenue). With approximately 14,500 employees, the Company serves real estate owners, investors and occupiers through more than 200 offices worldwide (excluding affiliate and partner offices). CB Richard Ellis offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; investment management; appraisal and valuation; and research and consulting. Founded in 1906, CB Richard Ellis marks a century of excellence in real estate services this year. Please visit our Web site at www.cbre.com.

Note:  This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our growth momentum in 2006, future operations and future financial performance. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release. Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; interest rates; realization of values in investment funds to offset related incentive compensation expense; any general economic recession domestically or internationally; general conditions of financial liquidity for real estate transactions; our ability to leverage our platform to sustain revenue growth; our ability to retain and incentivize producers; our levels of borrowing; and the integration of our acquisitions.

Additional information concerning factors that may influence CB Richard Ellis Group, Inc.’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2005, and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such filings are available publicly and may be obtained off the Company’s Web site at www.cbre.com or upon request from the CB Richard Ellis Investor Relations Department at investorrelations@cbre.com.

(1) One-time charges include amortization expense related to net revenue backlog acquired in acquisitions, integration costs related to acquisitions and loss on extinguishment of debt.

(2) A reconciliation of net income to net income, as adjusted for one-time items, is provided in the exhibits to this release.

(3) The Company’s management believes that EBITDA is useful in evaluating its performance compared to that of other companies in its industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses EBITDA as a measure to evaluate the performance of various business lines and for other discretionary purposes, including as a significant component when measuring its performance under its employee incentive programs.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles (GAAP), and when analyzing the Company’s operating performance, readers should use EBITDA in addition to, and not as an alternative for, net income determined in accordance with GAAP. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments. The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in the Company’s debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and the Company’s ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

For a reconciliation of EBITDA with the most comparable financial measures calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

CB RICHARD ELLIS GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

(Dollars in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Revenue	$903,876	$744,198	$2,420,195	$1,954,627

Costs and expenses:
Cost of services	456,994	380,943	1,209,935	987,680
Operating, administrative and other	293,122	255,706	841,881	720,657
Depreciation and amortization	14,892	11,665	42,077	32,853

Operating income	138,868	95,884	326,302	213,437
Equity income from unconsolidated subsidiaries	9,135	4,068	25,976	23,441
Minority interest (income) expense	(577)	440	1,232	1,793
Interest income	1,002	2,367	7,568	7,870
Interest expense	7,468	15,794	34,755	42,766
Loss on extinguishment of debt	—	624	22,255	7,386

Income before provision for income taxes	142,114	85,461	301,604	192,803
Provision for income taxes	49,805	28,525	108,131	70,874

Net income	$92,309	$56,936	$193,473	$121,929

Basic income per share	$0.41	$0.26	$0.86	$0.55

Weighted average shares outstanding for basic income per share	226,749,704	222,532,011	226,095,680	221,502,507

Diluted income per share	$0.39	$0.25	$0.83	$0.53

Weighted average shares outstanding for diluted income per share	233,943,772	230,331,813	233,519,809	229,334,424

EBITDA	$163,472	$111,177	$393,123	$267,938

CB RICHARD ELLIS GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Americas
Revenue	$584,674	$516,665	$1,592,716	$1,387,657
Costs and expenses:
Cost of services	317,958	294,693	853,793	757,945
Operating, administrative and other	169,647	149,375	498,457	440,144
Depreciation and amortization	9,143	8,088	25,024	22,471
Operating income	$87,926	$64,509	$215,442	$167,097
EBITDA	$101,259	$75,049	$251,007	$198,344

EMEA
Revenue	$193,340	$149,574	$498,856	$374,823
Costs and expenses:
Cost of services	93,798	64,499	232,698	169,204
Operating, administrative and other	61,211	55,861	173,023	160,852
Depreciation and amortization	3,247	2,543	11,564	7,357
Operating income	$35,084	$26,671	$81,571	$37,410
EBITDA	$38,701	$28,891	$93,897	$44,139

Asia Pacific
Revenue	$84,492	$44,090	$229,844	$121,249
Costs and expenses:
Cost of services	45,238	21,751	123,444	60,531
Operating, administrative and other	32,299	15,907	84,402	45,108
Depreciation and amortization	1,990	572	3,976	1,720
Operating income	$4,965	$5,860	$18,022	$13,890
EBITDA	$8,344	$6,418	$22,586	$16,126

Global Investment Management
Revenue	$41,370	$33,869	$98,779	$70,898
Costs and expenses:
Operating, administrative and other	29,965	34,563	85,999	74,553
Depreciation and amortization	512	462	1,513	1,305
Operating income (loss)	$10,893	$(1,156)	$11,267	$(4,960)
EBITDA	$15,168	$819	$25,633	$9,329

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income, as adjusted for one-time items

(ii)                                  Diluted earnings per share, as adjusted for one-time items

(iii)                               EBITDA

(iv)                              Operating income, as adjusted for one-time items

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of one-time items in all periods presented. The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of one-time items that may obscure trends in the underlying performance of its business.

Net income, as adjusted for one-time items and diluted earnings per share, as adjusted for one-time items are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Net income	$92,309	$56,936	$193,473	$121,929
Amortization expense related to net revenue backlog acquired in acquisitions, net of tax	834	—	2,837	—
Integration costs related to acquisitions, net of tax	1,353	548	3,443	3,683
Loss on extinguishment of debt, net of tax	7	(6)	14,050	4,402
Net income, as adjusted	$94,503	$57,478	$213,803	$130,014

Diluted income per share, as adjusted	$0.40	$0.25	$0.91	$0.57

Weighted average shares outstanding for diluted income per share, as adjusted	233,943,772	230,331,813	233,519,809	229,334,424

EBITDA for the Company is calculated as follows (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Net income	$92,309	$56,936	$193,473	$121,929
Add:
Depreciation and amortization	14,892	11,665	42,077	32,853
Interest expense	7,468	15,794	34,755	42,766
Loss on extinguishment of debt	—	624	22,255	7,386
Provision for income taxes	49,805	28,525	108,131	70,874
Less:
Interest income	1,002	2,367	7,568	7,870

EBITDA	$163,472	$111,177	$393,123	$267,938

Operating income, as adjusted for one-time items is calculated as follows (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Americas

Operating income	$87,926	$64,509	$215,442	$167,097
Amortization expense related to net revenue backlog acquired in acquisitions	1,319	—	1,319	—
Integration costs related to acquisitions	1,328	1,180	3,582	4,751

Operating income, as adjusted	$90,573	$65,689	$220,343	$171,848

EMEA

Operating income	$35,084	$26,671	$81,571	$37,410
Amortization expense related to net revenue backlog acquired in acquisitions	—	—	3,174	—
Integration costs related to acquisitions	434	195	1,443	1,432

Operating income, as adjusted	$35,518	$26,866	$86,188	$38,842

Asia Pacific

Operating income	$4,965	$5,860	$18,022	$13,890
Integration costs related to acquisitions	382	—	429	—

Operating income, as adjusted	$5,347	$5,860	$18,451	$13,890

Global Investment Management

The Global Investment Management segment did not incur any one-time costs associated with acquisitions in the current or prior year period.

EBITDA for segments is calculated as follows (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Americas
Net income	$54,840	$37,428	$112,498	$88,560
Add:
Depreciation and amortization	9,143	8,088	25,024	22,471
Interest expense	5,407	11,459	28,873	34,131
Loss on extinguishment of debt	—	624	22,255	7,386
Provision for income taxes	32,462	19,355	68,553	50,796
Less:
Interest income	593	1,905	6,196	5,000

EBITDA	$101,259	$75,049	$251,007	$198,344

EMEA
Net income	$26,043	$17,130	$57,555	$22,141
Add:
Depreciation and amortization	3,247	2,543	11,564	7,357
Interest expense	762	2,377	1,621	3,605
Provision for income taxes	8,839	7,169	24,053	13,597
Less:
Interest income	190	328	896	2,561

EBITDA	$38,701	$28,891	$93,897	$44,139

Asia Pacific
Net income	$3,241	$3,324	$8,942	$8,671
Add:
Depreciation and amortization	1,990	572	3,976	1,720
Interest expense	775	703	2,486	2,146
Provision for income taxes	2,411	1,855	7,346	3,723
Less:
Interest income	73	36	164	134

EBITDA	$8,344	$6,418	$22,586	$16,126

Global Investment Management
Net income (loss)	$8,185	$(946)	$14,478	$2,557
Add:
Depreciation and amortization	512	462	1,513	1,305
Interest expense	524	1,255	1,775	2,884
Provision for income taxes	6,093	146	8,179	2,758
Less:
Interest income	146	98	312	175

EBITDA	$15,168	$819	$25,633	$9,329

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30,	December 31,
	2006	2005
Assets:
Cash and cash equivalents	$138,273	$449,289
Restricted cash	8,737	5,179
Receivables, net	504,430	483,175
Warehouse receivable (1)	92,900	255,963
Property and equipment, net	153,781	137,655
Goodwill and other intangibles, net	1,075,924	989,719
Deferred compensation assets	184,548	144,597
Other assets, net	435,533	350,095
Total assets	$2,594,126	$2,815,672
Liabilities:
Current liabilities, excluding debt	$750,269	$853,738
Warehouse line of credit (1)	92,900	255,963
Revolving credit facility	139,762	—
Senior secured term loan tranche B	—	265,250
11¼% senior subordinated notes	—	163,021
9¾% senior notes	130,000	130,000
Other debt	27,998	18,987
Deferred compensation liability	200,243	172,871
Other long-term liabilities	198,397	155,333
Total liabilities	1,539,569	2,015,163

Minority interest	28,715	6,824

Stockholders’ equity	1,025,842	793,685
Total liabilities and stockholders’ equity	$2,594,126	$2,815,672

(1) Represents Freddie Mac loan receivables, which are offset by the related non-recourse warehouse line of credit facility.